Exhibit 10.3

June 4, 2025

Anne Marie Cook

Re: Employment Offer Letter

Dear Anne Marie,

Phathom Pharmaceuticals, Inc. (the “Company”) is pleased to offer you a position on the terms set forth in this letter (this “Agreement”).

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Start Date. We expect that your employment start date (the “Start Date”) will occur on or about June 23, 2025.
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Employment Terms.

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Duties; Location. Following the Start Date, you shall serve as the Company’s Chief Legal Officer and Corporate Secretary. In such position, you shall report directly to the Chief Executive Officer of the Company (the “Supervising Officer”). You shall perform such duties as are customarily associated with such position, as well as such other duties as are assigned to you by your Supervising Officer; provided, however, such other duties shall be consistent with your role as Chief Legal Officer and Corporate Secretary. You shall perform your services on a full-time basis. The Company expects that you will perform your duties remotely from your home office in Braintree, Massachusetts, but expects that you will perform your duties on-site at the Company’s headquarters in Florham Park, New Jersey approximately one to two times per month with each visit being approximately two to three business days (or as otherwise agreed with the Chief Executive Officer), with additional travel as needed in connection with your duties at the Company’s expense. This is an exempt position.
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Exclusive Services. During the term of your employment, you shall devote your full working time and attention to the business affairs of the Company. Subject to the terms of the Company’s form of Proprietary Information and Inventions Assignment Agreement, as described below, this shall not preclude you from (a) devoting time to personal and family investments, (b) participating in industry associations, or (c) serving on community and civic boards, provided such activities do not interfere with your duties to the Company, as determined in good faith by the Supervising Officer. You agree that you will not join any boards, other than community and civic boards (which do not interfere with your duties to the Company), without the prior approval of the Supervising Officer, which approval shall not be unreasonably withheld, and that you shall be limited to service on two (2) outside boards, other than community and civic boards.

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Employment Compensation. Your initial compensation will be as follows:
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Base Salary. You will receive an initial annual base salary of $500,000. You will be paid in accordance with the Company’s customary payroll procedures as established and modified from time-to-time. Your base salary is subject to annual review for increases by and at the sole discretion of the Board of Directors of the Company (the “Board”) or its designated committee.
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Annual Bonus. In addition to your base salary, you may be eligible to earn, for each fiscal year of the Company during the term of your employment with the Company, an annual cash performance bonus under the Company’s bonus plan, as approved from time to time by the Board. Your target annual bonus will be forty- five percent (45%) of your base salary actually paid for the year to which such annual bonus relates (your “Target Bonus”). Your actual annual bonus will be determined on the basis of your and/or the Company’s attainment of financial or other performance criteria established by the Board or its designated committee in accordance with the terms and conditions of such bonus plan. Except as provided herein, you must be employed by the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

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Benefits. You shall be eligible to participate in all of the employee benefit plans or programs the Company generally makes available to similarly-situated employees, pursuant to the terms and conditions of such plans. You will also be entitled to vacation and/or paid time off each year in accordance with Company policy and all holidays observed by the Company each year. The Company reserves the right to change benefits provided to its employees from time to time in its discretion.
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Stock Options. On your Start Date, you will be granted stock options to purchase 210,000 shares of the Company’s common stock, at an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of grant (the “Stock Options”). The Stock Options will vest over a four year vesting schedule, with twenty-five percent (25%) of the Stock Options vesting on the first anniversary of the Start Date and the remaining Stock Options vesting in thirty-six (36) equal monthly installments thereafter, subject to your continued employment or service to the Company on each such vesting date, except as otherwise expressly provided herein. The Stock Options will be granted pursuant to the Company’s 2025 Employment Inducement Incentive Award Plan (the “Inducement Plan”), and will be subject to the terms and conditions of the Inducement Plan and the applicable award agreement.

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Performance Stock Units. On your Start Date, you will be granted 50,400 performance stock units at “target” performance levels (with up to 200% of the “target” award eligible to vest at “maximum” levels), the vesting of which will be tied to the achievement of revenue and operating expense metrics and service- based vesting over a three-year performance period ending December 31, 2027, consistent with the terms of similar awards granted to the executive officers of the Company (the “PSUs”). Each PSU represents the right to receive one share of the Company’s common stock. The PSUs will be granted pursuant to the Inducement Plan and will be subject to the terms and conditions of the Inducement Plan and the applicable award agreement.

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Withholding. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.
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Expenses. You will be entitled to reimbursement for all ordinary and reasonable out-of- pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies.
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Termination of Employment; Severance.

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At-Will Employment. Your employment with the Company will be “at-will” at all times, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause (as defined below). Any contrary representations that may have been made to you are superseded by this Agreement. This Agreement in no way represents a fixed-term employment contract. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.
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Obligations Upon Termination. Upon termination of your employment for any reason, unless otherwise specified in a written agreement between you and the Company, you shall be deemed to have resigned from all offices, directorships, and other employment positions, if any, then held with or on behalf of the Company or its affiliates, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, in the event of your termination of employment for any reason, the Company shall have the right, at its option, to require you to vacate your offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf.
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Accrued Obligations. If your employment terminates for any reason, you are entitled to your fully earned but unpaid base salary, through the date such termination is effective at the rate then in effect, and all other amounts or benefits to which you are entitled under any compensation, retirement or benefit plan of the Company at the time of your termination of employment in accordance with the terms of such plans, including, without limitation, any accrued but unpaid paid time off and any continuation of benefits required by applicable law (the “Accrued Obligations”).
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Non-CIC Severance Benefits. In addition to your Accrued Obligations, subject to your continued compliance with the Proprietary Information and Inventions Assignment Agreement, as described below, and the effectiveness of your Release (as defined below), if your employment is involuntarily terminated by the Company without Cause (and other than by reason of your death or Disability (as defined below)) or you resign for Good Reason (as defined below)

(either such termination, a “Qualifying Termination”), and such Qualifying Termination does not occur during the Change in Control Period (as defined below), you shall be entitled to receive, as the sole severance benefits to which you are entitled, the benefits provided below (the “Non-CIC Severance Benefits”):

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An amount equal to 9 months’ base salary (at the rate in effect immediately prior to the date of your termination of employment, or in the case of a material diminution in your base salary which would give rise to Good Reason for your resignation, the base salary in effect prior to such material diminution), which amount will be paid over a period of 9 months following your termination of employment in accordance with the Company's standard payroll practices, with the first such installment occurring on the first regularly-scheduled payroll date following the date your Release becomes effective (which first installment will include any installments that would have occurred prior to such date but for the fact your Release was not yet effective);
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An amount equal to your Target Bonus for the calendar year in which your termination date occurs (at the rate in effect immediately prior to the date of your termination of employment, or in the case of a material diminution in your Target Bonus which would give rise to Good Reason for your resignation, the Target Bonus in effect prior to such material diminution), prorated for the portion of the calendar year in which your termination date occurs that has elapsed prior to such termination, which amount will be paid in a lump sum on the first regularly-scheduled payroll date following the date your Release becomes effective, but in no event more than 75 days following your termination date;
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An amount equal to any unpaid annual bonus for the calendar year prior to the year in which your Qualifying Termination occurs, to the extent you are entitled to such bonus and if such bonus has not already been paid, which amount will be paid in a lump sum on the first regularly-scheduled payroll date following the date your Release becomes effective, but in no event more than 75 days following your termination date;

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For the 9 month period beginning on the date of your termination of employment (or, if earlier, (a) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires, or (b) the date on which you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self- employment) (such period, the “COBRA Coverage Period”), if you and/or your eligible dependents who were covered under the Company’s health insurance plans as of the date of your termination of employment elect to have COBRA coverage and are eligible for such coverage, the Company shall pay for or reimburse you on a monthly basis for an amount equal to the monthly premium you and/or your covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for you and/or your eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of your termination of employment (calculated by reference to the premium as of the date of your termination of employment). If any of the Company’s health benefits are self-funded as of the date of your termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to you the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). You shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. You shall notify the Company immediately if you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment; and
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Notwithstanding anything else set forth herein, in the Company’s Equity Plans or in any Stock Award agreement (as such terms are defined below), such number of the unvested Stock Awards then held by you that are solely subject to time-based vesting conditions will vest on the effective date of your Release as would have vested during the 9-month period following your Qualifying Termination had you remained employed by the Company during such period. Your outstanding Stock Awards granted under the Company’s Equity Plans that are subject in whole or in part to performance-based vesting conditions will be governed by the terms of the applicable Stock Award agreement and the Equity Plan under which such Stock Awards were granted. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any Stock Award agreement or Equity Plan regarding such Stock Award. Notwithstanding the foregoing, in the event the Stock Award agreement or the Equity Plan pursuant to which your Stock Awards were granted provides for more favorable treatment of such Stock Awards upon a Qualifying Termination, nothing in this Agreement is intended to limit your right to such more favorable treatment as provided in such Stock Award agreement or Equity Plan.
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CIC Severance Benefits. In addition to your Accrued Obligations, subject to your continued compliance with the Proprietary Information and Inventions Assignment Agreement, as described below, and the effectiveness of your Release, if your Qualifying Termination occurs during the Change in Control Period, you shall be entitled to receive, as the sole severance benefits to which you are entitled and in lieu of any Non-CIC Severance Benefits, the benefits provided below (the “CIC Severance Benefits”) (and for the avoidance of doubt: (a) in no event will you be entitled to both the Non-CIC Severance Benefits and the CIC Severance Benefits, and (b) if the Company has commenced providing the Non-CIC Severance Benefits to you prior to the date that you become eligible to receive the CIC Severance Benefits, the Non-CIC Severance Benefits previously provided to you shall reduce the CIC Severance Benefits provided below by the amount of such Non-CIC Severance Benefits already provided to you):
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An amount equal to 18 months’ base salary (at the rate in effect immediately prior to the date of your termination of employment, or in the case of a material diminution in your base salary which would give rise to Good Reason for your resignation, the base salary in effect prior to such material diminution), which amount will be paid over a period of 18 months following your termination of employment in accordance with the Company's standard payroll practices, with the first such installment occurring on the first regularly-scheduled payroll date following the date your Release becomes effective (which first installment will include any installments that would have occurred prior to such date but for the fact your Release was not yet effective);

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An amount equal to 1.5 times your Target Bonus for the calendar year in which your termination date occurs (at the rate in effect immediately prior to the date of your termination of employment, or in the case of a material diminution in your Target Bonus which would give rise to Good Reason for your resignation, the Target Bonus in effect prior to such material diminution), which amount will be paid as follows: (a) an amount equal to your Target Bonus for the calendar year in which your termination date occurs, prorated for the portion of the calendar year in which your termination date occurs that has elapsed prior to such termination, will be paid in a lump sum on the first regularly-scheduled payroll date following the date your Release becomes effective, but in no event more than 75 days following your termination date, and (b) any remaining amount payable pursuant to this paragraph will be paid on the first regularly-scheduled payroll date following the later of (i) the date your Release becomes effective or (ii) the date of the Change in Control;
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An amount equal to any unpaid annual bonus for the calendar year prior to the year in which your Qualifying Termination occurs, to the extent you are entitled to such bonus and if such bonus has not already been paid, which amount will be paid in a lump sum on the first regularly-scheduled payroll date following the later of (a) the date your Release becomes effective, but in no event more than 75 days following your termination date, or (b) the date of the Change in Control;
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An amount equal to (a) the monthly premium you and/or your covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for you and/or your eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of your termination of employment (calculated by reference to the premium as of the date of your termination of employment), multiplied by (b) 18 (less, in the case of your Qualifying Termination prior to a Change in Control but during the Change in Control Period, any number of months for which COBRA coverage was previously provided as a result of such termination at Company’s expense), paid in a lump sum on the first regularly-scheduled payroll date following the later of (i) the date your Release becomes effective, but in no event more than 75 days following your termination date, or (ii) the date of the Change in Control; and
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Notwithstanding anything else set forth herein, in the Company’s Equity Plans or in any Stock Award agreement, any unvested Stock Awards then held by you that are solely subject to time-based vesting conditions will vest on the later of (i) the effective date of your Release or (ii) the date of the Change in Control. Your outstanding Stock Awards granted under the

Company’s Equity Plans that are subject in whole or in part to performance-based vesting conditions will be governed by the terms of the applicable Stock Award agreement and the Equity Plan under which such Stock Awards were granted. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any Stock Award agreement or Equity Plan regarding such Stock Award. Notwithstanding the foregoing, in the event the Stock Award agreement or the Equity Plan pursuant to which your Stock Awards were granted provides for more favorable treatment of such Stock Awards upon a Change in Control or a Qualifying Termination, nothing in this Agreement is intended to limit your right to such more favorable treatment as provided in such Stock Award agreement or Equity Plan.
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Death and Disability Benefits. In addition to your Accrued Obligations, if your employment terminates by reason of your death or Disability, notwithstanding anything else set forth herein, in the Company’s Equity Plans or in any Stock Award agreement, all unvested Stock Awards then held by you that are solely subject to time-based vesting conditions will vest on the date of your termination of employment. Your outstanding Stock Awards granted under the Company’s Equity Plans that are subject in whole or in part to performance-based vesting conditions will be governed by the terms of the applicable Stock Award agreement and the Equity Plan under which such Stock Awards were granted. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any Stock Award agreement or Equity Plan regarding such Stock Award. Notwithstanding the foregoing, in the event the Stock Award agreement or the Equity Plan pursuant to which your Stock Awards were granted provides for more favorable treatment of Stock Awards upon a Change in Control or a Qualifying Termination, nothing in this Agreement is intended to limit your right to such more favorable treatment as provided in such Stock Award agreement or Equity Plan.
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Release. As a condition to your receipt of any post-termination payments and benefits pursuant to the preceding paragraphs (other than in the case of your death), you shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in a form reasonably acceptable to the Company in order to effectuate a valid general release of claims. In the event the Release does not become effective within the 60-day period following the date of your termination of employment, you will not be entitled to the aforesaid payments and benefits.
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No Mitigation. You shall not be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company becomes obligated to make under this Agreement, and, except as expressly provided in this Agreement, amounts or other benefits to be paid or provided to you pursuant to this Agreement shall not be reduced by reason of your obtaining other employment or receiving similar payments or benefits from another employer.
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Definitions.

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For purposes of this Agreement, “Cause” means any of the following: (a) your commission of an act of fraud, embezzlement or dishonesty, or the commission of some other illegal act by you, that has a demonstrable adverse impact on the Company or any successor or affiliate thereof; (b) your conviction of, or plea of “guilty” or “no contest” to, a non-vehicular felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (c) any intentional, unauthorized use or disclosure by you of confidential information or trade secrets of the Company or any successor or affiliate thereof; (d) your gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on your part; (e) your ongoing and repeated failure or refusal to perform or neglect of your duties as required by this Agreement or your ongoing and repeated failure or refusal to comply with the lawful instructions given to you by the Board, which failure, refusal or neglect continues for 15 days following your receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect; provided that it is understood that this clause (e) shall not permit the Company to terminate your employment for Cause solely because of (i) your failure to meet specified performance objectives or achieve a specific result or outcome, or (ii) Company’s dissatisfaction with the quality of services provided by you in the good faith performance of your duties to the Company; or (f) your willful, material breach of any material Company policy or any material provision of this Agreement or the Proprietary Information and Inventions Assignment Agreement. Prior to the determination that “Cause” under clauses (d), (e) or (f) has occurred, the Company shall (i) provide to you in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (ii) other than with respect to clause (e) above which specifies the applicable period of time for you to remedy your breach, afford you a reasonable opportunity to remedy any such breach, (iii) provide you an opportunity to be heard prior to the final decision to terminate your employment hereunder for such “Cause” and (iv) make any decision that such “Cause” exists in good faith. The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss you for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.
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For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Company’s 2019 Incentive Award Plan. If a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A.
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For purposes of this Agreement, “Change in Control Period” means the three months prior to or 24 months following a Change in Control.
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For purposes of this Agreement, “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended. If your Disability would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” your Disability must also constitute a “disability” (as defined in Section 409A of the Code).

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For purposes of this Agreement, “Equity Plan” means an equity incentive plan maintained by the Company, including the Inducement Plan.

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For purposes of this Agreement, “Good Reason” means any of the following without your written consent: (a) a material diminution in your authority, duties or responsibilities, including, without limitation, following a Change in Control, your ceasing to report to the chief executive officer of the ultimate parent entity of the Company (or its successor), and/or your ceasing to serve as the chief legal officer, or similar position, of such ultimate parent entity; (b) a material diminution in your base salary or Target Bonus compensation (and you and the Company agree that any diminution of 10% or more shall be considered material for this purpose, regardless of whether such diminution occurs due to a single reduction or a series of reductions in your base compensation), unless such a reduction is imposed across-the-board to senior management of the Company (and for the avoidance of doubt, following a Change in Control, the reference to senior management of the Company shall include, without limitation, the senior management of the ultimate parent entity of the Company (or its successor)); (c) a material change in the geographic location at which you must perform your duties (and a relocation of the geographic location at which you must perform your duties to a location that increases your one-way commute from your residence by more than 25 miles as compared to your principal place of employment prior to such relocation shall be considered material for this purpose); provided that your obligation to work from the Company’s offices to the extent provided in this Agreement shall not constitute Good Reason for purposes of this Agreement or any other agreement between you and the Company; or (d) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to you under this Agreement. You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without your written consent within 90 days of the occurrence of such event. The Company or any successor or affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from you. Your termination of employment by reason of resignation from employment with the Company for Good Reason must occur within 90 days following the expiration of the foregoing 30-day cure period.
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For purposes of this Agreement, “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof; provided, however, that, for the avoidance of doubt, any performance-based equity awards granted to Executive, including the PSUs, shall not be eligible for any accelerated vesting as provided herein and the vesting of such awards shall be solely governed by the Equity Plans and the applicable Stock Award agreements.
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Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, any right to a series of installment payments under this

Agreement shall be treated as a right to a series of separate payments. For purposes of this Agreement, all references to your “termination of employment” shall mean your “separation from service” (as defined in Treasury Regulation Section 1.409A- 1(h)) (“Separation from Service”). If you are a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of your Separation from Service, to the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this paragraph shall be paid or distributed to you in a lump sum on the earlier of
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the date that is 6 months and one day following your Separation from Service,
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the date of your death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

To the extent that the payments or benefits under this Agreement are “non- qualified deferred compensation” subject to Section 409A of the Code, if the period during which you may deliver the Release required hereunder spans two calendar years, the payment of your post-termination benefits shall occur (or commence) on the later of (a) January 1 of the second calendar year, or (b) the first regularly-scheduled payroll date following the date your Release becomes effective.

Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

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Company Policies And Proprietary Information and Inventions

Assignment Agreement. As an employee of the Company, you shall be expected to abide by all of the Company’s policies and procedures and the Company’s employee handbook, if any. As a condition of your commencement of employment hereunder, you agree to execute and abide by the terms of the Company’s form of Proprietary Information and Inventions Assignment Agreement, attached hereto as Exhibit A, which shall survive termination of your employment with the Company and the termination of the Proprietary Information and Inventions Assignment Agreement. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Assignment Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook, if any, or as otherwise communicated to you, in whole or part, at any time, with or without notice; provided that any such action does not affect your rights under this Agreement.

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Best Pay Provision.

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In the event that any payment or benefit received or to be received by you pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change in ownership or control or the termination of your employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). Except to the extent that an alternative reduction order would result in a greater economic benefit to you on an after-tax basis, the parties intend that the Total Payments shall be reduced in the following order: (w) reduction of any cash severance payments otherwise payable to you that are exempt from Section 409A of the Code, (x) reduction of any other cash payments or benefits otherwise payable to you that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code, (y) reduction of any other payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A of the Code, and (z) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code; provided, in case of clauses (x), (y) and (z), that reduction of any payments or benefits attributable to the acceleration of vesting of Company equity awards shall be first applied to equity awards with later vesting dates; provided, further, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on you under Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to you on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.
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All determinations regarding the application of the paragraph above shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in ownership or control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this “Best Pay Provision” section shall be done by the 280G Firm. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both you and the Company within fifteen (15) days after notification from either the Company or you that you may receive payments which may be “parachute payments.” You and the Company will each provide the 280G Firm access to and copies of any books, records, and documents as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.
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Other Agreements. You represent and agree that your performance of your duties for the Company do not violate any agreements, obligations or understandings that you may have with any third party or prior employer. Without limiting the foregoing, you represent and agree that you are not bound by any non-compete or non-solicitation agreement or any other type of agreement that would prohibit your employment with the Company. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so. In the event that you wish to undertake a business activity outside the scope of your employment by the Company, which activity you believe entails no conflict with the Company’s activities, you agree to inform the Company of your intentions before the initiation of such outside business activity, and you furthermore agree to abide by the Company’s decision as to whether or not there is no conflict. If, in the Company’s reasonable determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity.
•
Non-Interference. While employed by the Company, and for one year immediately following the date on which you terminate employment or otherwise cease providing services to the Company, you agree not to interfere with the business of the Company by (a) soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any other person or entity or (b) soliciting or attempting to solicit any vendor, supplier, customer or other person or entity either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. The foregoing restrictions shall not apply with respect to the bona fide hiring and firing of Company personnel to the extent such acts are part of your duties for Company. Your duties under this paragraph shall survive termination of your employment with the Company and the termination of this Agreement.

•
Reasonableness of Terms. You agree that the terms contained in the “Other Agreements” and “Non-Interference” paragraphs above are reasonable in all respects and that the restrictions contained therein are designed to protect the Company against unfair competition. In the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified.

•
Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts-of-law principles. Any action or proceeding by either party to enforce this Agreement shall be brought only in any state or federal court located in Norfolk County, Massachusetts. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
•
Arbitration. Unless otherwise prohibited by law or specified below, any dispute, claim or controversy based on, arising out of or relating to this Agreement or your employment with the Company shall be settled by final and binding arbitration in Norfolk County, Massachusetts, before a single neutral arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.jamsadr.com and will be provided to you upon written request. Arbitration may be compelled pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, or if inapplicable, any similar statute of an applicable jurisdiction. If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or related to your employment; provided, however, that you shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before any federal or state agency); provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or any similar state agency in any applicable jurisdiction. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Each party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein. Both you and the Company expressly waive your right to a jury trial. Unless otherwise prohibited by law, you further waive your right to pursue claims against the Company on a class basis; provided, however, that you do not waive your right, to the extent preserved by law, to pursue representative claims against the Company under the California Private Attorney General Act.
•
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

•
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.
•
Entire Agreement. This Agreement and the Proprietary Information and Inventions

Assignment Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein. This Agreement and the Proprietary Information and Inventions Assignment Agreement supersede any other such promises, obligations, warranties, representations or agreements between you and the Company, and you agree that any and all such prior promises, obligations, warranties, representations and agreements are hereby terminated. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.
•
Employment Conditions. As a condition to your employment with the Company on the Start Date, you are required to (a) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (b) provide satisfactory proof of your identity as required by United States law. Your commencement of employment is also subject to a satisfactory background check, the forms for which were provided to you under separate cover.

If you choose to accept this Agreement under the terms described above, please acknowledge your acceptance of our offer by returning a signed copy of this Agreement and the Proprietary Information and Inventions Assignment Agreement to our attention.

Sincerely,

Phathom Pharmaceuticals, Inc.

/s/ Steven Basta

Name: Steve Basta

Title: Chief Executive Officer

Agreed and Accepted:

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge and agree that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Anne Marie Cook

Anne Marie Cook

Date: 04-Jun-2025

EXHIBIT A

Proprietary Information and Inventions Assignment Agreement

PHATHOM PHARMACEUTICALS, INC.

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration and as a condition of my employment or engagement or continued employment or engagement by Phathom Pharmaceuticals, Inc., a Delaware corporation (together with any of its subsidiaries or parent companies, and any of their successors or assigns collectively, the “Company”), and my receipt of the compensation paid to me by the Company in the context of that employment or engagement, including the stock award provided to me by the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the date of my signature below (the “Effective Date”), I, the undersigned, agree as follows:

1.
Proprietary Information. During the term of my employment or engagement, I may have or may in the future receive and otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Company whether in graphic, written, electronic or oral form, including without limitation information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation (a)(i) unpublished patent disclosures and patent applications and other filings, know-how, trade secrets, works of authorship and other intellectual property, as well as any information regarding ideas, Inventions (as defined in Section 5), technology, and processes, including without limitation assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation, (ii) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents, formulae, (iii) information concerning or resulting from any research and development or other project, including without limitation, experimental work, product development plans, regulatory compliance information, and research, development and regulatory strategies, and (iv) business and financial information, including without limitation purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and (b) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to you by the Company or such third party at the Company’s direction.
2.
Obligations of Non-Use and Nondisclosure. I acknowledge the confidential and secret character of the Proprietary Information, and agree that the Proprietary Information is the sole, exclusive and valuable property of the Company. Accordingly, I agree not to use the Proprietary Information except in the performance of my authorized duties as an employee or consultant of the Company, and not to disclose all or any part of the Proprietary Information in any form to any third party, either during or after the term of my employment or engagement, without the prior written consent of the Company on a case-by-case basis. Upon termination of my employment or engagement, I agree to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of

(a) my compensation records, (b) materials distributed to stockholders generally, and (c) this Proprietary Information and Inventions Assignment Agreement (this “Agreement”). I understand that my obligations of nondisclosure with respect to Proprietary Information shall not apply to information that I can establish by competent proof (x) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of this Agreement, (y) is already in my possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by my files and records immediately prior to the time of disclosure, or (z) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. I agree to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

3.
Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has provided me with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if I file any document containing the Proprietary Information under seal, and do not disclose the Proprietary Information, except pursuant to court order.

4.
Property of the Company. I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall have or shall come into my possession in the course of my employment or engagement with the Company, relating to any Proprietary Information, shall be the sole and exclusive property of the Company and I hereby assign any rights or interests I may have obtained or may in the future obtain in any of the foregoing. I agree to surrender this property to the Company immediately upon termination of my employment or engagement with the Company, or at any time upon request by the Company. I further agree that any property situated on the Company’s data systems or on the Company’s premises and owned by the Company, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
5.
Inventions.
5.1
Disclosure and Assignment of Inventions. For purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable or copyrightable. I will disclose all Inventions promptly in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures. I will, and hereby do, assign to the Company, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by me at any time during the course of my employment or engagement by the Company and all intellectual property rights therein. I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company. I also hereby agree, that for a period of one year after my employment or engagement with the Company, I shall disclose to the Company any Inventions that I create, conceive, make, develop, reduce to practice or work on that relate to the work I performed for the Company. The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 5.1 that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to this Section 5.1 or otherwise.
5.2
Certain Exemptions. The obligations to assign Inventions set forth in Section 5.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment or engagement with the Company; (b) whether or not the Invention was made at the suggestion of the Company;
c.
whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) I develop entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me for the Company. I hereby acknowledge and agree that the Company has notified me that, if I reside in the state of California, assignments provided for in Section 5.1 do not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit A. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an agreement such as this Agreement to assign certain classes of inventions made by an employee or consultant, Section 5.1 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.
5.3
Records. I will make and maintain adequate and current written records of all Inventions covered by Section 5.1. These records may be in the form of notes, sketches, drawings,

flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the Company at all times and shall be made available to the Company at all times.
5.4
Patents and Other Rights. I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 5.1, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement (both in the United States and foreign countries). I further agree that my obligations under this Section

5.4 shall continue beyond the termination of my employment or engagement with the Company, but if I am requested by the Company to render such assistance after the termination of such employment or engagement, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.4 with the same legal force and effect as if executed by me.

5.5
Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit B, I am not required, and I have not been required during the course of work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between me and any other person or entity. I further represent that (a) I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment or engagement by the Company, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of my duties as an employee or consultant of the Company do not and will not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. I have not and will not, in connection with my employment or engagement by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit B a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit B at the most specific level possible without violating any such prior agreement. Without limiting my obligations or representations under this Section 5.5, if I use any Background Technology in the course of my employment or engagement or incorporate any Background Technology in any product, service or other offering of the Company, I hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background

Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company products or services.
5.6
Works Made for Hire. I acknowledge that all original works of authorship which were or are made by me (solely or jointly with others) within the scope of my employment or engagement with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).
6.
Restrictive Covenants. I agree to fully comply with the covenants set forth in this Section 6 (the “Restrictive Covenants”). I further acknowledge and agree that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its Proprietary Information and goodwill.
6.1
Non-Solicitation of Company Personnel. During the term of my employment or engagement with the Company, and for a period of one year immediately following the termination of such employment or engagement for any reason, I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity: (a) employ or hire any Company Personnel in any capacity (whether as an employee, contractor, consultant or otherwise); (b) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (c) entice or induce any Company Personnel to leave his or her or their employment with the Company; or (d) otherwise negatively interfere with the Company’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that I may publish without targeting any Company Personnel shall not be considered a violation of Section 6.2(b).
6.2
Non-Solicitation of Company Customers. During the term of my employment or engagement with the Company and for a period of one year immediately following the termination of such employment or engagement for any reason, I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity: (a) solicit business from, or offer to provide products or services that are similar to any product or service provided or that could be provided by the Company or that are otherwise competitive with the Business to, any Company Customer; (b) cause or encourage any Company Customer to reduce or cease doing business with the Company, or (c) otherwise negatively interfere with the Company’s relationships with any Company Customer.
6.3
Interpretation. If any restriction set forth in the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
6.4
Waiver. At any time, the Company may in its sole discretion elect to waive any or part of the Restrictive Covenants, provided any such waiver is expressly agreed to in writing by an executive officer of the Company, or, if I am an executive officer of the Company, by the Board of Directors of the Company.
6.5
Definitions. As used in the Restrictive Covenants:
(a)
The term “Business” means any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company, in each case at any time during my employment or engagement with the Company.
(b)
The term “Company Customer” means any individual or entity who (i) is, or was at any time during the one year period prior to my employment or engagement with the Company, a customer, supplier, or vendor of the Company of whom I learned, with whom I had business contact or about whom I obtained Proprietary Information at any time during my employment or engagement with the Company, or (ii) is a prospective customer, supplier, or vendor of the Company of whom I learned, with whom I had business contact, or about whom I obtained Proprietary Information as part of a solicitation of business on behalf of the Company at any time during the one year period prior to my termination of employment or engagement with the Company.
(c)
The term “Company Personnel” means any individual or entity who is or was at any time during the six months period prior to my solicitation or other activity prohibited by Section 6.2, employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company.

(d)
The term “Restricted Territory” means each city, county, state, territory and country in which (i) I provided services or had a material presence or influence at any time during the last two years of my employment or engagement with the Company or (ii) the Company is engaged in or has plans to engage in the Business as of the termination of my employment or engagement with the Company.
7.
Notification to Other Parties. In the event of termination of my employment or engagement with the Company for any reason, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.
8.
Employment at Will. I understand and agree that my employment or engagement with the Company is at will. Accordingly, my employment or engagement can be terminated at any time, without cause or notice, at my option or the Company’s option. The at-will nature of my employment or engagement also means that I can be transferred or demoted, and my job title, compensation, benefits and other terms and conditions of employment or engagement can be reduced, at any time with or without cause. I acknowledge that such changes shall not affect the enforceability of the Restrictive Covenants or other terms of this Agreement. This at-will status of my employment relationship or engagement with the Company shall remain in full force and effect throughout my employment or engagement with the Company, and the Restrictive Covenants shall remain in full force and effect pursuant to their terms. The at-will status of my employment or engagement can be modified only in a written agreement that expressly alters such status and which is signed by both an authorized officer of the Company and me.
9.
Miscellaneous.
9.1
The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign or otherwise transfer this Agreement to any affiliate or successor in interest (whether by way of merger, sale, acquisition or corporate re- organization or any substantially similar process) of the Company.
9.2
This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, relating to its subject matter. Notwithstanding the foregoing, this Agreement shall not supersede, limit or replace any restrictions or obligations contained in any prior proprietary information and inventions agreement by and between me and the Company or any of its affiliates to the extent such prior restrictions are more favorable to the Company than those set forth in this Agreement, and the Company shall be entitled to the full benefits of this Agreement and any such other restrictions and obligations.
9.3
Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
9.4
If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
9.5
I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.
9.6
The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the state in which I reside as of the date of this Agreement exclusively, without reference to any conflict of laws rule that would result in the application of the laws of any other jurisdiction. The parties agree that all disputes arising under this Agreement shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Morris County, New Jersey and I hereby agree to consent to the personal jurisdiction of such court. The Company and I each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
9.7
Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page to this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three days after the date of mailing.
9.8
Except as otherwise provided herein, the provisions of this Agreement shall survive the termination of my employment or engagement with the Company for any reason.

9.9
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

I ACKNOWLEDGE THAT I HAVE THE RIGHT TO CONSULT WITH INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT AND HAVE HAD A REASONABLE OPPORTUNITY TO DO SO, AND THAT I EITHER HAVE CONSULTED, OR ON MY OWN VOLITION CHOSEN NOT TO CONSULT, WITH SUCH COUNSEL. I FURTHER ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

(Signature Page Follows)

By: /s/ Anne Marie Cook

Name: Anne Marie Cook

Date: 04-Jun-2025

AGREED AND ACKNOWLEDGED:

PHATHOM PHARMACEUTICALS, INC.

By: /s/ Paul Cocja

Name: Paul Cocja

Title: Chief People Officer

Address: 100 Campus Drive, Suite 102

Florham Park, NJ 07932

EXHIBIT A

CALIFORNIA LABOR CODE

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)
Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)
Result from any work performed by the employee for the employer.
(b)
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

BACKGROUND TECHNOLOGY

List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.

✓
Check here if NONE

List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.

✓
Check here if NONE